SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

Brad Edson

This Second Amendment to Employment Agreement (the “Amendment”) by and between NutraCea, a California corporation (the “Employer”) and Brad Edson (the “Employee’), entered into as of the 10th day of December, 2004 (the “Agreement”), is made and effective as of the 8th day of August, 2008. Capitalized terms not specifically defined hereunder shall have the meanings assigned to them under the Agreement.

1. Background and Purpose. Employer has agreed in the Employment Agreements for certain of its officers that such officers are eligible for discretionary bonus awards as determined by the NutraCea Compensation Committee or Board of Directors. Pursuant to the Agreement, Employee is entitled to participate in all benefit plans and programs made available to other executives or senior management of Employer. Employer acknowledges that Employee is and has been eligible for discretionary bonus awards as determined by the NutraCea Compensation Committee or Board of Directors. The parties desire to amend the Agreement to clarify the foregoing.

2. Discretionary Bonus. Section 3.4 of the Agreement is hereby adopted to read in its entirety as follows:

“3.4. Discretionary Bonus. Employee shall be eligible for a discretionary bonus at such times and in such amounts as determined by Employer’s Compensation Committee or Board of Directors.

3. Effect of Amendment. All other terms and conditions of the Agreement remain unchanged and shall continue in full force and effect, except as may be required to effect the forgoing amendment.

EMPLOYER:		EMPLOYEE:

NutraCea		/s/ Brad Edson
Brad Edson
By	/s/ David Bensol
Its:	Chairman of the Board